Exhibit 99.1
For information contact:
Mr. Wayne Pratt
Executive Vice President, CFO
Syntax-Brillian Corporation
+1.602.389.8797
wayne.pratt@syntaxbrillian.com
Syntax-Brillian Corporation Raises Revenue and Gross Margin
Guidance for Quarter and Year Ended June 30, 2006
TEMPE, Ariz—July 12, 2006/Business Wire/—Syntax-Brillian Corporation (Nasdaq: BRLC), one of the fastest-growing manufacturers of HDTVs in North America, announced today that it has raised its revenue guidance for the quarter and fiscal year ended June 30, 2006.
“In our quarterly conference call on May 15, 2006, we provided revenue guidance for the quarter ended June 30, 2006 of $50-$58 million on unit volumes of 73,000 to 83,000 units” said Wayne Pratt, Syntax-Brillian’s Executive Vice President and Chief Financial Officer. “While the results of the quarter have not yet been finalized, we believe that revenue for the quarter will be at or above the high end of that range. Additionally, we believe that gross margins will be at or above the range of 10% to 12% that we had previously forecasted. For the full fiscal year ended June 30, 2006, we had previously provided revenue guidance of $180-190 million with gross margins of 11% to 13%. We now believe that revenue and gross margins will be at or above the high end of the previous guidance” he continued.
June 30, 2006 was the end of Syntax-Brillian’s fiscal year. Because of the year-end audit requirements, Syntax-Brillian expects to report its financial results for the quarter and year ended June 30, 2006 on or shortly after August 15, 2006.
About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand (www.olevia.com) of widescreen HDTV-ready and HD built-in LCD TVs—one of the fastest growing global TV brands—and its next generation Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations, and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding (i) the amount of revenue and gross margin

1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com

to be reported for the quarter and year ended June 30, 2006, and (ii) the expected date of reporting financial results for the quarter and year ended June 30, 2006. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in estimates related to revenue and sales returns and allowances; (b) changes in estimates related to cost of sales and related vendor credits; (c) the ability to generate, analyze, and provide appropriate accounting data to the Company’s auditors in a timely manner in order to complete the annual audit; and (e) other risks as detailed in Brillian’s Annual Report on Form 10-K, the Registration Statement on Form S-4 filed in connection with the merger, and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.

1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com